2013 Special RSU Award
2011 Plan

2013 RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT (the “Agreement”), effective April 30, 2013 (the “Grant Date”), is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and Gregory H. Boyce (the “Grantee”).
WHEREAS, the Executive and the Company are a party to the certain Transition Agreement dated as of April 29, 2013 (the “Transition Agreement”);
WHEREAS, the Transition Agreement provides that the Company will grant the Grantee certain Restricted Stock Units pursuant to the Plan, the general terms of which are set forth in the Transition Agreement and the specific terms of which are set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.
Section 1.1    “Affiliate” shall mean any other Person directly or indirectly controlling, controlled by, or under common control with the Company. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
Section 1.2    “Award” shall mean the aggregate number of Stock Units granted to the Grantee pursuant to this Agreement.
Section 1.3    “Cause” shall have the meaning set forth in the Grantee's 2009 Restated Employment Agreement with the Company, dated as of December 31, 2009 (the “Employment Agreement”).
Section 1.4    “Committee” shall mean the Compensation Committee of the Company, duly appointed by the Board as the Administrator under Section 2 of the Plan.
Section 1.5    “Common Stock” shall mean the common stock of the Company, par value $0.01.
Section 1.6    “Disability” shall have the meaning set forth in the Employment Agreement.

Section 1.7    “Fair Market Value” shall mean “fair market value” as determined in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv) and measured as of the date indicated by the context of the applicable section of the Plan or this Agreement.
Section 1.8    “Plan” shall mean the Peabody Energy Corporation 2011 Long-Term Equity Incentive Plan, as amended from time to time.
Section 1.9    “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable regulations or other guidance issued thereunder.
Section 1.10    “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations below it in such chain.
Section 1.11    “Termination of Employment” shall mean a termination of the Grantee's employment with the Company, a Subsidiary, or an Affiliate (regardless of the reason therefor) that also constitutes a “separation from service” (as defined in Section 409A) with the Company. If the Grantee's employment with the Company, a Subsidiary or an Affiliate terminates, but such termination does not constitute a “separation from service” (as defined in Section 409A) with the Company, then (a) for all purposes other than the settlement provisions of Section 4.1 hereof, the Grantee's Termination of Employment shall be deemed to occur on the date the Grantee's termination from employment with the Company, a Subsidiary or an Affiliate occurs, and (b) for purposes of Section 4.1 hereof, the Grantee's Termination of Employment shall be deemed to occur on the date of the Grantee's “separation from service” (as defined in Section 409A) with the Company.
ARTICLE II
GRANT OF STOCK UNITS
Section 2.1    Grant of Stock Units. Pursuant to the Transition Agreement and Section 10 of the Plan, the Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, a number of stock units equal to the result of the following formula rounded to the nearest whole number: 1,000,000/A where “A” equals the closing price for a share of Common Stock as reported by the New York Stock Exchange on the Grant Date (the “Stock Units”). Each Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The grant of the Stock Units is made pursuant to the Transition Agreement in consideration of the services to be rendered by the Grantee to the Company.
Section 2.2    No Obligation of Employment. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company, or any Subsidiary or Affiliate, or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause. Notwithstanding the foregoing, the terms of the Employment Agreement and the Transition Agreement remain in effect.

Section 2.3    Adjustments in Stock Units. In the event of the occurrence of one of the corporate transactions or other events listed in Section 12(a) of the Plan, the Committee shall make such substitution or adjustment as provided in Section 12(a) in order to equitably reflect such corporate transaction or other event. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.
ARTICLE III
VESTING OF STOCK UNITS
Section 3.1    Vesting. Fifty percent (50%) of the Stock Units shall become vested upon the CEO Transition Date (as defined in the Transition Agreement). The remaining fifty percent (50%) of the Stock Units shall become vested on the date of the appointment of Grantee's successor as Chairman of the Board of the Company. Notwithstanding the foregoing, if the Termination of Employment occurs on or prior to December 31, 2014, due to the Grantee's Retirement (as defined in the Employment Agreement) or other resignation, but not for any Retirement or resignation resulting from the Grantee's death or Disability, then all Stock Units, whether vested or unvested, shall be immediately and automatically forfeited upon such Termination of Employment. For purposes of this Section 3.1, any Termination of Employment that, pursuant to the Transition Agreement, is considered to be a termination by the Company without Cause shall be treated hereunder as a Termination of Employment by the Company without Cause.
Section 3.2    Acceleration Events. Notwithstanding Section 3.1 hereof, the Stock Units shall become fully vested and non-forfeitable upon (a) a Termination of Employment by the Company without Cause (including, but not limited to, as provided in Section 2(a) and 4(d) of the Transition Agreement); (b) a Termination of Employment as a result of the Grantee's death or Disability; or (c) a Termination of Employment on December 31, 2015.
Section 3.3    Effect of Termination of Employment. Except as provided in Section 3.2, no Stock Unit shall become vested and non-forfeitable in connection with or following the Grantee's Termination of Employment, and any such non-vested and forfeitable Stock Unit that remains outstanding at the time of the Grantee's Termination of Employment shall be immediately and automatically forfeited upon Grantee's Termination of Employment.
ARTICLE IV
SETTLEMENT OF STOCK UNITS
Section 4.1    Calculation of Settlement Amount. Subject to any withholding obligation described in Section 6.3, on the first day of the seventh month following the Separation Date (as defined in the Transition Agreement), the Company shall: (a) issue and deliver to the Grantee the nearest whole number of shares of Common Stock equal to the number of vested Stock Units, and (b) enter the Grantee's name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee. Notwithstanding the foregoing, no shares of Common Stock shall be delivered to the Grantee unless, prior to the first day of the seventh month following the Grantee's Termination of Employment, the Grantee has executed and delivered the General Release (as defined in the Transition Agreement) to the Company and such General Release has become irrevocable.

Section 4.2    Forfeiture of Stock Units. To the extent that the Grantee does not vest in any Stock Unit, then all interest in such Stock Unit shall be forfeited upon the Grantee's Termination of Employment. To the extent that the General Release has not become irrevocable prior to the first day of the seventh month following the Separation Date (as described in Section 4.1), then all interest in such Stock Unit shall be forfeited upon the first day of the seventh month following the Grantee's Termination of Employment. The Grantee shall have no right or interest in any Stock Unit that is forfeited.
Section 4.3    Treatment of Fractional Shares of Common Stock. To the extent rounding to the nearest whole number of shares of Common Stock equal to the number of vested Stock Units pursuant to Section 4.1 above results in fractional shares of Common Stock which are not issued or delivered to a Grantee, all such fractional shares of Common Stock shall be settled in cash based on the Fair Market Value of a share of Common Stock on the payment date.
ARTICLE V
RIGHTS AS A SHAREHOLDER; RESTRICTIONS
Section 5.1    Conditions to Issuance of Stock Certificates. The shares of Common Stock deliverable hereunder may be either previously authorized but unissued shares or issued shares that have been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock granted hereunder prior to the fulfillment of both of the following conditions:
(a)The obtaining of approval or other clearance from any state or federal governmental agency that the Committee, in its absolute discretion, determines to be necessary or advisable; and
(b)The lapse of such reasonable period of time following the grant as the Committee may establish from time to time for administrative convenience (subject to, and in compliance with the, the requirements of Section 409A).
Section 5.2    Rights as a Shareholder. The Grantee shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock granted hereunder unless and until the date on which certificates representing such shares shall have been issued by the Company to such Grantee, or Grantee's name shall have been entered on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee (the “Issuance Date”). The Grantee shall be entitled to receive any dividends paid with respect to the shares of Common Stock underlying the Stock Units that become payable on or after the Issuance Date; provided, however, that no dividends shall be payable to or for the benefit of the Grantee for shares of Common Stock underlying the Stock Units with respect to record dates occurring prior to the Issuance Date, or with respect to record dates occurring on or after the date, if any, on which the Grantee has forfeited those Stock Units. The Grantee shall be entitled to vote the shares of Common Stock underlying the Stock Units on or after the Issuance Date to the same extent as would have been applicable to the Grantee if the Stock Units had then become fully vested and non-forfeitable; provided, however, that the Grantee shall not be entitled to vote the shares of Common Stock underlying the Stock Units with respect to record dates for such voting rights occurring prior to the Issuance Date, or with respect to record dates occurring on or after the date, if any, on which the Grantee has forfeited those Stock Units.

Section 5.3    Transfer Restrictions. Except for shares of Common Stock which are withheld to satisfy withholding obligations pursuant to Section 6.3 hereof, no share of Common Stock issued pursuant hereto shall be transferrable by the Grantee (or his applicable beneficiary) until the earlier of (a) the first anniversary of the Separation Date, and (b) the date of the Grantee's death. In addition, if the Grantee materially breaches any of the covenants set forth in Section 13 of the Employment Agreement before the first anniversary of the Separation Date, the Company may require the Grantee to return to the Company and relinquish his interest in any or all shares of Common Stock delivered to the Grantee pursuant hereto.
ARTICLE VI
MISCELLANEOUS
Section 6.1    Administration. The Committee has the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Stock Units. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 6.2    Stock Units Not Transferable. Neither the Stock Units nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.
Section 6.3    Withholding. Unless the Grantee makes alternative arrangements satisfactory to the Company to personally remit required withholding amounts, then, as of the date that all or a portion of the Stock Units become paid pursuant to Section 4.1 hereof, the Company shall withhold a number of shares of Common Stock underlying the then vested Stock Units with a Fair Market Value equal to the aggregate amount required by law to be withheld by the Company in connection with such vesting for applicable federal, state, local and foreign taxes of any kind. To the extent taxes are to be withheld upon vesting for purposes of federal FICA, FUTA or Medicare taxes, such withholding shall be taken from other income owed by the Company to the Grantee and the Grantee hereby agrees to such withholding. For all purposes, the amount withheld by the Company pursuant to this Section 6.3 shall be deemed to have first been paid to the Grantee.

Section 6.4    Section 409A. This Agreement is intended to comply with Section 409A and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.
Section 6.5    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section 6.5, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee's personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 6.5. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.
Section 6.6    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 6.7    Applicability of the Plan. The Stock Units and the shares of Common Stock issued to the Grantee pursuant hereto, if any, shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Stock Units and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 6.8    Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 6.9    Amendment. This Agreement may be amended only be a writing executed by the parties hereto that specifically states that it is amending this Agreement.
Section 6.10    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

Section 6.11    Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved pursuant to the dispute resolution provisions of the Employment Agreement.
Section 6.12    Governing Law. The laws of the State of Missouri shall govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 6.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
Section 6.14    Acceptance of the Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Stock Units and that the Grantee has been advised to consult a tax advisor prior to such vesting or settlement.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

GRANTEE	PEABODY ENERGY CORPORATION

/s/ Gregory H. Boyce	/s/ Sharon Fiehler
Gregory H. Boyce	By: Sharon Fiehler

Date: April 30, 2013	Its: EVP & Chief Administrative Officer

Aggregate number of Restricted Stock Units
granted hereunder: 49,850